STRATOS RENEWABLES CORPORATION

UNSECURED CONVERTIBLE PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT

THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made as of _________, 2008, by and among Stratos Renewables Corporation, a Nevada corporation (the “Company”), and the person or entity listed on the schedule of purchasers attached hereto as Schedule I (the “Purchaser”).

RECITALS

A. On the terms and subject to the conditions set forth herein, the Purchaser is willing to purchase from the Company, and the Company is willing to sell to such Purchaser, an unsecured convertible promissory note in the principal amount of $____________, and warrants to acquire up to _____________ shares of Company common stock (“Common Stock”).

B. Capitalized terms not defined when first used shall have the meaning provided in Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Note and Warrants.

(a) Issuance of Note and Warrants. At the Closing, the Company agrees to issue and sell to the Purchaser, and, subject to all of the terms and conditions hereof, the Purchaser agrees to purchase an unsecured convertible promissory note in the form attached hereto as Exhibit B (the “Note”) in the principal amount set forth opposite the Purchaser’s name on Schedule I hereto. In conjunction with the sale of the Note, at the Closing, the Company also agrees to issue warrants for the purchase of the number of shares of Common Stock, set forth opposite the Purchaser’s name on Schedule I hereto, in the form attached hereto as Exhibit C (the “Warrants”).

(b) Delivery. The sale and purchase of the Note and Warrants shall take place at a closing (the “Closing”) to be held on ___________, 2008 (the “Closing Date”) at such place as the Company and the Purchaser may determine. At the Closing, the Company will deliver the Note and Warrants to the Purchaser, and the Purchaser shall deliver the principal amount of the Note to the Company for purchase of the Note and the Warrants. The Note and Warrants will be registered in such Purchaser’s name in the Company’s records.

(c) Payments. The Company will make all cash payments due under the Note in immediately available funds on the date such payment is due in the manner and at the address for such purpose specified below the Purchaser’s name on Schedule I hereto, or at such other address as a Purchaser or other registered holder of a Note may from time to time direct in writing.

(d) Monitoring Fee. The Company will pay to the Holder a monitoring fee at the Maturity Date in an amount equal to 5% of the original principal amount of the Note in cash.

2. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that:

(a) Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect, and (c) has all requisite corporate power to own its respective properties and to carry on its respective businesses as now being conducted and as proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its Obligations under the Note Documents.

(b) Binding Effect. This Agreement and each of the other Note Documents to which the Company is a party have been duly executed and delivered by the Company and are, and the Note when issued, executed and delivered as contemplated herein will be, the legal, valid and binding obligations of the Company, in each case enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) No Conflicts with Agreements, Etc. Neither the execution and delivery by the Company of this Agreement or any of the other Note Documents to which it is a party, nor the offering, issuance or sale of the Note nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any properties or assets of the Company pursuant to, the Organizational Documents of the Company, or any contract, agreement, mortgage, indenture, lease or instrument to which it is a party or by which it is bound or to which its assets are subject, or any Requirement of Law to which it or its assets are subject, which conflict, breach, violation, default or Lien could reasonably be expected to have a Material Adverse Effect.

(d) Consents, Etc. To the Company’s Knowledge, except for the consent of the holders of the Company’s Series A Preferred Stock under the Company’s Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or any nongovernmental Person, including any creditor or stockholder of the Company, is required in connection with the execution or delivery by the Company of this Agreement or the other Note Documents to which the Company is a party, or the performance by the Company of its Obligations hereunder and thereunder, or as a condition to the legality, validity or enforceability of this Agreement or any other Note Document.

(e) Material Contracts. The Company is not in breach or violation of any of the terms, conditions or provisions of any of its material contracts, and to the best knowledge of the Company no third party to any of such material contracts is in breach or violation of any of the terms, conditions or provisions thereof, which breach could reasonably be expected to have a Material Adverse Effect. The Company has not transferred or subordinated any of its rights or interests in any of its material contracts, and such rights and interests are subject to no Liens except Permitted Liens.

(f) Litigation.

(i) There are no actions, suits, or proceedings pending, or, to the Company’s knowledge, threatened against or affecting the Company, its Subsidiary, or any properties or rights of any of them which, if adversely determined, individually or in the aggregate would have a Material Adverse Effect.

(ii) There are no actions, suits or proceedings pending, or, to the Company’s knowledge, threatened in writing against the Company which seek to enjoin, or otherwise prevent the consummation of, the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(g) Compliance With Laws; No Default.

(i) To the Company’s knowledge, the Company is not now, or will be after or as a result of giving effect to the transactions contemplated herein, in default under or in violation of any Order of any court, arbitrator or Governmental Authority or of any federal, state, local or foreign Requirement of Law, which default or violation could reasonably be expected to have a Material Adverse Effect.

(ii) To the Company’s knowledge, the Company is not in default under or with respect to any provision of any security issued by any such Person, of any of their respective Organizational Documents, or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which any such Person is a party or by which it or any of its property is bound which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

(h) Possession of Franchises, Licenses, Etc. To the Company’s knowledge, the Company possess all material franchises, certificates, licenses, permits, registrations, and other authorizations from Governmental Authorities, that are necessary for the ownership, maintenance and operation of their respective properties and assets, and for the conduct of its businesses as now conducted, and the Company is not in violation of any thereof in any material respect.

(i) Broker's or Finder's Commissions. No broker's or finder's fee or commission will be payable by the Company with respect to the issuance and sale of the Note.

(j) Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Company in connection herewith, contained, as of its respective date, or now contains, any untrue statement of a material fact or as of any such date omitted, or now omits, to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3. Representations and Warranties of the Purchaser. The Purchaser, represents and warrants to the Company as follows:

(a) Binding Obligation. Such Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Such Purchaser has been advised that the Note has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Purchaser is aware that the Company is under no obligation to effect any such registration with respect to the resale of the Note or to file for, or comply with any exemption from registration for such purpose. Such Purchaser has not been formed solely for the purpose of making this investment and is purchasing the Note to be acquired by such Purchaser hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Purchaser is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. Such Purchaser acknowledges that the Company has given such Purchaser access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Purchaser, and has furnished such Purchaser with all documents and other information required for such Purchaser to make an informed decision with respect to the purchase of the Note.

4. Conditions to Closing of the Purchaser. The Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.

(b) Transaction Documents. The Company shall have duly executed and delivered to the Purchaser the following documents:

(i) this Agreement;

(ii) the Note issued hereunder; and

(iii) the Warrants issued hereunder.

(c) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(d) Legal Requirements. At the Closing, the sale and issuance by Company, and the purchase by the Purchaser, of the Note shall be legally permitted by all laws and regulations to which the Purchaser or Company are subject.

(e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser.

(f) Corporate Documents. Company shall have delivered to the Purchaser each of the following:

(i) A Certificate of Good Standing or comparable certificate as to Company, certified as of a recent date prior to the Closing Date by the Secretary of State of Nevada; and

(ii) A certificate of the Secretary of Company, dated the Closing Date, certifying (a)  that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Company (of a duly constituted committee thereof) and continuing in effect, which authorize the execution, delivery and performance by Company of this Agreement and the Note and the consummation of the transactions contemplated hereby and thereby; and (b) that there are no proceedings for the dissolution or liquidation of Company (commenced or threatened).

5. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Note and Warrants at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b) Transaction Documents. The Purchaser shall have duly executed and delivered to the Company this Agreement.

(c) Purchase Price. The Purchaser shall have delivered to the Company the Purchase Price in respect of the Note being purchased by such Purchaser referenced in Section 1(a) hereof.

6. Miscellaneous.

(a) Usury Limitations. It is the intention of the Company and the Purchaser to conform strictly to applicable usury laws. Accordingly, notwithstanding anything to the contrary in this Agreement or the Note, amounts constituting interest under applicable law and contracted for, chargeable or receivable hereunder or under the Note shall under no circumstances, together with any other interest, late charges or other amounts which may be interpreted to be interest contracted for, chargeable or receivable hereunder or thereunder, exceed the maximum amount of interest permitted by law, and in the event any amounts were to exceed the maximum amount of interest permitted by law, such excess amounts shall be deemed a mistake and shall either be reduced immediately and automatically to the maximum amount permitted by law or, if required to comply with applicable law, be canceled automatically and, if theretofore paid, at the option of the Purchaser, be refunded to the Company or credited on the principal amount of the Note then outstanding.

(b) Punitive Damages. Each party to this Agreement agrees that it shall not have a remedy of punitive, special, exemplary, indirect or consequential damages against any other party to this Agreement in connection with any claim or dispute arising hereunder and hereby waives any right or claim to any such damages that such party now has or which may arise in the future in connection with any such claim or dispute, whether such claim or dispute is resolved by arbitration or judicially.

(c) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and Holder of the Note. The failure of a party to exercise any of its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by a party of a breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement. A waiver of any right under this Agreement shall be effective only if in writing and signed by the party against which such waiver is to be enforced.

(d) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions of the State of Nevada or of any other state.

(e) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and be deemed to be material to and relied upon by the Purchaser, regardless of any investigation made by the Purchaser or on its behalf.

(f) Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(i) and 6(j) below, the rights and obligations of the Company and the Purchaser of the Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(g) Registration, Transfer and Replacement of the Note. The Note issuable under this Agreement shall be a registered note. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Note. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal amount requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(h) Assignment by Company. Neither the Note nor any of the rights, interests or obligations hereunder nor thereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder of the Note.

(i) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed (i) if to a Purchaser, at such Purchaser’s address set forth in the Schedule of Purchasers attached as Schedule I, or at such other address as such Purchaser shall have furnished the Company in writing, or (ii) if to the Company,

to:	Stratos Renewables Corporation
9440 Santa Monica Boulevard, Suite 401
Beverly Hills, CA 90210
	Attention:	Valerie Broadbent
	Telephone:	(310) 402-5910
	Facsimile:	(310) 402-5931

with a copy to:	Baker & Hostetler, LLP
12100 Wilshire Boulevard, 15th Floor
Los Angeles, CA 90025
	Attention:	Jeffrey P. Berg, Esq.
	Telephone:	(310) 820-8800
	Facsimile:	(310) 820-8859

or at such other address as the Company shall have furnished to the Purchaser in writing.

(j) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Entire Agreement. This Agreement together with the Note, the other Note Documents and exhibits constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof and thereof.

(l) Remedies. Except as otherwise provided herein, no remedy made available to either party hereto by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity.

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(n) Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(o) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY IN ANY LEGAL PROCEEDING ARISING OUT OR A RELATED TO THIS AGREEMENT, THE NOTE, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

STRATOS RENEWABLES
CORPORATION
a Nevada corporation

By:
Name:
Title:

PURCHASER:

a

By:
Name:
Title:

SIGNATURE PAGE TO UNSECURED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT

SCHEDULE I

SCHEDULE OF PURCHASERS

Name and Address	Note Amount	Note No.	Number of Warrants	Warrant No.
______, a _________ ________________ ________________ ________________	$____________	__________	___________	___________

EXHIBIT A

DEFINITIONS

Defined Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings:

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means any nation or government, any state, province, county, city, municipality, town, village, department or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any central bank or similar monetary or regulatory authority), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Company.

“Lien” means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, conditional sale or title retention agreement, or lessor's interest under a capitalized lease or analogous instrument, in, of or on any of a Person's property (whether held on the date hereof or hereafter acquired).

“Material Adverse Effect” means any change or effect that individually or in the aggregate with other changes or effects are materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or otherwise) of the Company and its Subsidiary taken as a whole, (ii) the legality, validity or enforceability of this Agreement or any of the other Note Documents, or (iii) the ability of the Company to fulfill its obligations under this Agreement and the other Note Documents.

“Note Documents” means collectively this Agreement, the Note, the Warrants and any other instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

“Obligations” means all of the Indebtedness, obligations and liabilities of the Company under the Note Documents, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise, including (a) the obligation to pay principal, interest, charges (including prepayment charges, if any), expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by or chargeable to the Company under any Note Document and (b) the obligations of the Company to reimburse any amount in respect of any of the foregoing that the Purchaser, in its sole discretion, may elect to pay or advance on behalf of the Company.

“Order” means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Authority.

“Organizational Documents” means (a) with respect to any corporation, the certificate of incorporation, articles of incorporation or comparable constitutional or charter document, and by-laws, of such corporation, (b) with respect to any limited liability company, the certificate of formation or comparable document filed with the Secretary of State or comparable official of the state of organization of such limited liability company, and the operating agreement, limited liability company agreement or comparable constitutive document thereof, (c) with respect to any limited partnership, the certificate of limited partnership or comparable document filed with the Secretary of State or comparable official of the state of organization of such limited partnership and the limited partnership agreement thereof, (d) with respect to any general partnership or joint venture, the partnership agreement or joint venture agreement relating thereto, (e) with respect to any trust, the trust agreement or comparable agreement establishing such trust, or (f) with respect to any other business entity, the comparable constitutive documents, in each case with all amendments, modifications and supplements thereto from time to time executed or filed.

“Permitted Liens” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the ordinary course of business of the Company.

“Person” means and includes an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust, a syndicate, an unincorporated organization and a Governmental Authority.

“Requirement of Law” means any statute, ordinance, code, treaty, directive, law, rule or regulation of any Governmental Authority, and any Order of any court, arbitrator or Governmental Authority.

“Securities Act” means as of any date the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute.

“Subsidiary” means Stratos Del Peru, S.A.C.